(k)(1)(iv)

FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

AND LIMITED WAIVER

This Fourth Amendment to Amended and Restated Credit Agreement and Limited Waiver (this "Fourth Amendment") is made as of March 20, 2020, by and among VOYA PRIME RATE TRUST, a Massachusetts business trust (the "Borrower"), the lending institutions party hereto and identified as "Lenders" in the Credit Agreement (as hereinafter defined) (the "Lenders") and State Street Bank and Trust Company in its capacity as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), amending certain provisions of that certain Amended and Restated Credit Agreement dated as of July 18, 2016 (as amended and in effect from time to time, the "Credit Agreement") by and among the Borrower, the Lenders, the Administrative Agent and State Street Bank and Trust Company as Swing Line Lender (as such term is defined in the Credit Agreement) and waiving certain Events of Default under the Credit Agreement as more fully set forth below. Terms not otherwise defined in the Credit Agreement shall have the same respective meanings herein as therein.

WHEREAS, pursuant to Section 7.10(a) of the Credit Agreement, the Borrower shall not permit its Asset Coverage Ratio to be less than 300% at any time;

WHEREAS, for the period of March 17, 2020 through and including March 20, 2020, the Borrower's Asset Coverage Ratio on each day was less than 300% and as such, an Event of Default has occurred under the Credit Agreement; and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders waive the above-referenced Event of Default and make certain changes to the Credit Agreement, all as more specifically set forth herein; and

WHEREAS, subject in all cases to the terms hereof, the Administrative Agent and the Lenders are willing to waive the above-referenced Event of Default and make certain changes to the Credit Agreement, all as more specifically set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§2. Limited Waiver. The parties hereto hereby acknowledge and agree that pursuant to Section 7.10(a) of the Credit Agreement, the Borrower has agreed it would not permit its Asset Coverage Ratio to be less than 300%. The Borrower has informed the Administrative Agent and the Lenders that for the period of March 17, 2020 through and including March 20, 2020 (the "Specified Period") the Asset Coverage Ratio was less than 300% and as such the Borrower failed to comply with the covenant contained in Section 7.10(a) of the Credit Agreement on each day during the Specified Period (the "March Coverage Ratio Default"). As a result of this noncompliance, an Event of Default has occurred and is continuing under the Credit Agreement. As such, the Borrower has requested that the Administrative Agent and the Lenders waive, to the limited extent necessary to permit the above-referenced non-compliance, the March Coverage Ratio Default, but only to the extent to permit the above-referenced non-compliance for the

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Specified Period and only so long as after giving effect to this Fourth Amendment the Borrower complies with the terms of the Credit Agreement. Upon the effectiveness of this Amendment as described in Section 3 below, the Lenders and the Administrative Agent waive, to the limited extent necessary to permit the above-referenced non-compliance, the March Coverage Ratio Default, but only to the extent to permit the above-referenced non- compliance for the Specified Period and only so long as after giving effect to this Amendment, the Borrower complies with the terms of the Credit Agreement. Nothing contained in this Section 2 shall extend to any other provisions of the Credit Agreement or any of the other Loan Documents or to any matters not expressly waived herein, or be construed to imply a willingness on the part of the Administrative Agent and the Lenders to grant any similar or other future waivers of any of the terms and conditions of the Credit Agreement or the other Loan Documents.

§2. Amendment to Section 7.10 of the Credit Agreement. Section 7.10(a) of the Credit Agreement is hereby amended by deleting Section 7.10(a) in its entirety and restating it as follows:

(a)Permit its Asset Coverage Ratio to be less than 3.00:1.00 at any time, provided, notwithstanding the foregoing, the Borrower shall be permitted to have an Asset Coverage Ratio which is less than 3.00:1.00 for a period not to exceed ten consecutive Business Days so long as (i) its Asset Coverage Ratio is not less than 2.63:1.00 at any time,

(ii)on the Business Day following each day on which its Asset Coverage Ratio is less than 3.00:1.00, the Borrower provides to the Administrative Agent and each Lender the calculation of its Asset Coverage Ratio as of the close of business on the prior day, such calculation to be in the form attached hereto as Exhibit H, and (iii) the Borrower does not request the Lenders or the Swing Line Lender, as applicable, to make a Revolving Loan or a Swing Line Loan or otherwise make a Borrowing or borrow a Swing Line Loan if, at the time of any such request or borrowing, or if after giving effect thereto, the Borrower's Asset Coverage Ratio is less than 3.00:1.00.

§3. Conditions to Effectiveness. This Fourth Amendment will become effective as of the date hereof upon receipt by the Administrative Agent of a fully-executed original counterparts of this Fourth Amendment executed by the Borrower, the Lenders and the Administrative Agent.

§4. Representations and Warranties. The Borrower repeats, on and as of the date hereof, each of the representations and warranties made by it in Section 5 of the Credit Agreement, provided, that all references therein to the Credit Agreement shall refer to such Credit Agreement as amended hereby. In addition, the Borrower hereby represents and warrants that the execution and delivery by the Borrower of this Fourth Amendment and the performance by the Borrower of all of its agreements and obligations under the Credit Agreement as amended hereby and the other Loan Documents to which it is a party are within the trust authority of the Borrower and have been duly authorized by all necessary trust action on the part of the Borrower.

§5. Ratification, Etc. Except as expressly amended hereby, the Credit Agreement and all documents, instruments and agreements related thereto, including, but not limited to the Security Agreement and the other Loan Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement and this Fourth Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby. This Fourth Amendment shall constitute a Loan Document.

§6. No Waiver. Except as expressly provided for in Section 1 hereof, nothing contained herein shall constitute a waiver of, impair or otherwise affect any obligation of the Borrower or any rights of the Lenders or the Administrative Agent consequent thereon.

§7. Counterparts. This Fourth Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

§8. Governing Law. THIS FOURTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as a document under seal as of the date first above written.

BORROWER:	VOYA PRIME RATE TRUST, a
Massachusetts business trust
By:/s/ Daniel A. Norman

Name: Daniel A. Norman
Title: Senior Managing Director, Group
Head

ADMINISTRATIVE AGENT:	STATE STREET BANK AND
TRUST COMPANY,
as Administrative Agent
By:/s/ Paul J. Koobatian

Name: Paul J. Koobatian
Title: Vice President

LENDERS:

STATE STREET BANK AND TRUST COMPANY, as a Lender

By:/s/ Paul J. Koobatian

Name: Paul J. Koobatian

Title: Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By:/s/ Aron Lau

Name: Aron Lau

Title: Director